Exhibit 23.7

[Letterhead of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.]

November 7, 2003

CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

We hereby consent to the inclusion of our opinion letter dated October 26, 2003 to the Board of Directors of Mid Atlantic Medical Services, Inc. (“MAMSI”) as Appendix B-2 to the Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4 relating to the proposed merger of MAMSI with and into a wholly owned subsidiary of UnitedHealth Group Incorporated and to the references to such opinion in such Proxy Statement/Prospectus under the headings “Summary – Fairness Opinions” and “The Merger – Opinions of MAMSI’s Financial Advisors.”

In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of “experts” as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Houlihan Lokey Howard & Zukin Financial

Advisors, Inc.

By:  /s/ Kevin P. Collins

Name:  Kevin P. Collins

Title:    Managing Director